 Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release ("Agreement") between International Baler Company (hereinafter "Employer") and Victor Biazis (hereinafter "Employee").

This Agreement is being made as a result of Employee's acceptance of an offer of additional payments made to Employee as a result of Employee's separation from employment and which offer was communicated on September 23, 2021.

WHEREAS, Employer and Employee now desire fully, completely, and finally to compromise and settle any and all differences and claims, known or unknown.

NOW THEREFORE, the parties acknowledge mutual consideration, and intending to be legal1y bound, agree as follows:

1.  The parties agree that they will make no negative statements, either privately or publicly, about Employer or any of its employees or Employee with respect to any matters occurring prior to the date of this Agreement.

2.  Employer will pay on signing of this Separation Agreement and General Release, following the revocation period as described in Paragraph 9, and Employee will accept the sum of Twenty-five Thousand Dollars ($25,000.00), less any and all applicable and appropriate taxes. Employee acknowledges and agrees that Employee has been paid all wages, reimbursement for expenses, bonuses, vacation pay, paid time off, sick pay, and any and all other compensation and benefits of any type or character due and owing to Employee previous to the execution of this Separation Agreement and General Release.

3.  Employee understands and acknowledges that the sum of money Employee will receive hereunder is above and beyond what the Employee would be entitled to receive if Employee either voluntarily terminated or was involuntarily terminated from Employer's employment at this time.

4.  Employee further acknowledges that, for the aforementioned consideration, Employee does hereby irrevocably and unconditionally release, acquit, and forever discharge Employer, its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, and all persons acting by, through, under and in concert with any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee has against them arising directly or indirectly out of Employee's employment with Employer, including, but not limited to any claims under the Family and The Medical Leave Act 29 U.S.C. §2601 et seq., Age Discrimination in Employment Act, 29 U.S.C. §626 et ..; Title 29 U.S.C. §216 and §217, et .; Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. 2000(e), et - and 42 U.S.C. §1981, both as amended by the 1991 Civil Rights Act; any claims under the Fair Labor Standards Act, 29 U.S.C. §201, et seq., any claims under the Americans with Disabilities Act (ADA), 42 U.S.C. §12117, any and all causes of action under the Employee Retirement Income Security Act (ERISA) of 1974 as amended, any claims under the Equal Pay Act of 1963, any claims under any applicable state or local civil rights act or statute, any claims based on the doctrines of sexual harassment, defamation, libel, slander, intentional or negligent infliction of emotional distress, invasion of privacy, humiliation, embarrassment, interference with contractual relations, retaliatory discharge, wrongful discharge, promissory estoppel, employment contracts or implied contracts arising from employee handbooks, policies, manuals or statements of procedure, wrongful discharge claims, any claims under the Florida Civil Rights Act, any claims for fraud, concealment or spoliation of evidence, or any claims that Employee was fraudulently induced to enter into this Agreement by the actions or inaction of any parties during the course of any proceedings referenced herein, any claims of retaliation, or other claims of discrimination which have been, are or might be made in any court or administrative agency including, but not limited to any claims which have been or might have been filed before the Equal Employment Opportunity Commission, or any state or local civil rights commission or their equivalent; any claims or rights arising out of alleged violations of any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on Employer's rights with respect to employees, or any federal, state or other governmental statute, regulation, or ordinance of whatever nature relating to employment or otherwise which Employee now has, owns or holds or claims to have, own or hold or which Employee any time heretofore had, owned or held, or claimed to have had, owned or held, or which Employee at any later time may have, own or hold, or claim to have, own or hold against Employer concerning matters predating the execution of this Agreement. Employee and Employer agree that this Agreement will remain in force and effect despite any changes in the law which may affect Employee's legal rights as against Employer, either in Employee's favor or in Employee's detriment.

5.  Employee understands and acknowledges that Employer's execution of this Agreement and payment of the above sum shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or any other person or that it has violated any federal, state, or local law or regulation or that Employee has any rights whatsoever against Employer. Employee further understands and acknowledges that the participation of Employer in this Agreement constitutes nothing more than a good faith effort by Employer to accomplish a full and amicable separation of the employment relationship between Employer and Employee.

6.  Employee represents and agrees that Employee will keep the terms, amount, and facts of this Agreement completely confidential. This restriction prohibits disclosure of any information concerning the settlement and terms of the settlement to anyone other than Employee's family, accountant, professional tax preparer, or legal counsel, who wi11 be informed of and bound by this confidentiality cause. Should this provision be breached by Employee, Employee will be liable for any and all consequential damages according to proof, as well as reasonable attorney's fees and expenses, including the costs of litigation incurred by Employer in enforcing the provisions of this Agreement.

7.  This Agreement represents the sole entire Agreement between the parties and supersedes all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matters covered herein.

8.  Employee acknowledges that Employee has been advised by Employer to consult an attorney of Employee's choosing prior to executing this Agreement and that Employee has been given a period of at least twenty-one (21) days in which to consider this Agreement.

9.  For a period of seven (7) calendar days following execution of this Agreement, Employee may revoke this Agreement and it will not become effective or enforceable until the revocation period has expired. Such a revocation must be in writing, addressed to the Board of Directors, International Baler Corporation, 5400 Rio Grande Ave., Jacksonville, FL 32254 and be received no later than the seventh (7th) day after the execution of this Agreement by Employee in order for it to be effective.

10.  The parties represent that they have read this Agreement, that they have sought the advice or have had the opportunity to seek the advice of counsel prior to executing this Agreement; that they fully understand each and every provision of this Agreement; that they have not relied upon any representation or statement made by the other party or the other party's agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement; and that they have voluntarily executed this Agreement.

11.  The provisions of this Agreement are severable and, if part of it is ever found to be invalid or unenforceable, in whole or in part, as to any particular type of claim or any particular circumstances, the Agreement shall remain fully valid and enforceable as to all other claims and circumstances. This Agreement shall survive the termination of any arrangements contained herein.

12.  This Agreement does not include a release or waiver of rights or claims that may arise after the Agreement is executed.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 29th day of September, 2021.

EMPLOYER:	EMPLOYEE:

By: /s/ William Nielsen	By: /s/ Victor Biazis
William Nielsen	Victor Biazis

Its: Director & CFO

Date: 9/23/2021	Date: 9/29/21